Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of this 16th day of April 2024 by and between PROVECTUS BIOPHARMACEUTICALS, INC., a Delaware Corporation with its principal place of business in Knoxville, Tennessee (the “Company”), and Edward Pershing (the “Executive”).

WITNESSETH:

WHEREAS, the Company recognizes the value of the Executive’s background and experience, and desires to employ the Executive as its Chief Executive Officer (the “CEO”);

WHEREAS, the Executive wishes to be employed by the Company in such capacity; and

WHEREAS, the Company and the Executive mutually desire that their employment relationship be set forth under the terms of a written employment agreement;

NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Employment. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set forth herein.

2.	Term of Employment. The employment of the Executive by the Company as provided under Section 1 shall commence on April 16, 2024 and end on April 15, 2029, unless further extended or sooner terminated as hereinafter provided. On April 15, 2025 and on April 15th of each year thereafter, the term of the Executive’s employment hereunder shall be automatically extended one (1) additional year, unless ninety (90) days prior to the date of such automatic extension the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive’s employment hereunder shall not be extended.

3.	Position and Duties. The Executive shall serve as the CEO of the Company with responsibilities and authority:

(a)	To set the tone at the top, articulate and champion the Company’s vision, develop and lead an effective management team, and pursue and execute the vision cooperatively with the Board of Directors (the “Board”) and Company officers and employees; and

(b)	As may be assigned from time to time by the Board.

The Executive agrees to perform faithfully and industriously the duties that the Board may assign to him.

4.	Place of Performance. In connection with the Executive’s employment hereunder, the Executive shall be based at the Company’s principal offices located in Knoxville, Tennessee. The Executive may execute his duties at the Company’s principal offices or, at the Executive’s discretion, any other location deemed suitable or necessary by the Executive.

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5.	Compensation and Benefits. In consideration of the Executive’s performance of his duties hereunder, the Company shall provide the Executive with the following compensation and benefits during the term of his employment hereunder.

(a)	Base Salary. The Company shall pay to the Executive an aggregate base salary at a rate of Two Hundred Forty Thousand Dollars ($240,000) per annum, payable in accordance with the Company’s normal payroll practices (the “Base Salary”). Such Base Salary may be increased from time to time by the Board in accordance with the normal business practices of the Company.

Compensation of the Executive by the Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit program of the Company. Such Base Salary payments (including increases thereto) shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit, or payment hereunder shall in any way limit or reduce the obligation of the Company with respect to such Base Salary.

(b)	Incentive Compensation. The Executive shall have the right to participate in any incentive compensation plan or bonus plan adopted by the Company and to receive any incentive compensation or bonus award approved and provided to him by the Board without diminution of any compensation or benefit provided for in this Agreement.

(c)	Expenses. The Company, as applicable, shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in his performance of services hereunder, including all such expenses of technology hardware and software, of communications hardware, and of travel and living expenses while away from home on the business of the Company, provided that such expenses are incurred, accounted for, and documented in accordance with the Company’s regular policies and in compliance with Internal Revenue Service Guidelines.

(d)	Employee Benefits. The Executive shall be entitled to participate in all Company employee benefit plans and arrangements for which he is eligible in effect on the date hereof (including, but not limited to, any employee benefit pension plan, stock option plan, life insurance plan, vacation plan, disability plan, and the group health-and-accident and medical insurance plans) as such plans may be maintained or altered by the Board from time to time at the Board’s discretion. Nothing herein prevents the Company from discontinuing or terminating any such plan or program contemplated herein.

(e)	Vacation. The Executive shall be entitled to twenty-one (21) days of paid vacation during each calendar year, prorated for partial years. Vacation periods exceeding one (1) week must be approved in advance by the Board, whose approval shall not be unreasonably withheld.

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(f)	Holidays. The Executive shall be entitled to eleven (11) days of paid holiday during each calendar year, consistent with the business holiday calendar customary in the United States.

(g)	Services. The Company shall furnish the Executive with office space and such other facilities, services, and assistance adequate for the performance of his duties hereunder.

6.	Termination: This Agreement shall terminate upon the first to occur of the following:

(a)	Expiration of the Agreement at the end of any Term, as set forth in Paragraph 2;

(b)	The death of the Executive;

(c)	The permanent disability of the Executive, as defined in Paragraph 7(a)(vi);

(d)	Termination by Company “For Cause” as defined in Paragraph 7(a)(i);

(e)	Termination by Company “Without Cause” or pursuant to a “Change in Control” as defined in Paragraph 7(a)(ii). The Company reserves the right to terminate the Executive at any time, subject to the Company’s obligation to pay the Executive Compensation as otherwise provided for herein; or

(f)	Termination by the Executive, provided that the Executive shall give not less than ninety (90) days’ written notice of termination.

(g)	A reduction in the Executive’s duties, a reduction in his reporting responsibilities to the Board, or a loss of Board membership shall be deemed a termination “without cause” and the Executive shall be entitled to the compensation and benefits as described in Section 7(d).

7.	Compensation and Benefits in the Event of Termination or Acquisition of the Company. In the event of the termination of the Executive’s employment by the Company during the term of this Agreement, compensation and benefits shall be paid as set forth below.

(a)	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)	As used in Paragraph 6(c), termination “For Cause” shall include, but shall not be limited to, termination for the Executive’s use of illegal non-prescription drugs, misuse of legal drugs; or impairment in the performance of his duties by drug or alcohol use; a felony criminal indictment, conviction, guilty plea, or plea of no contest/nolo contendre; any other criminal indictment, conviction, guilty plea, or plea of no contest to a crime that implicates the Executive’s lack of honesty, moral turpitude, or lack of fitness for the job; the Executive’s failure to devote significant time and effort to his duties under this Agreement; the Executive’s breach of any material term of this Agreement; the Executive’s violation of any statute, regulation, or rule, or any violation of his ethical or fiduciary obligations, as determined in the Board’s sole discretion; or willful negligence in carrying out the activities for which the Executive is employed. “For cause” is not intended to include disagreements over management philosophy or other such intangibles.

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(ii)	“Change in Control” shall mean either:

(A)	A sale or other disposition of substantially all of the assets of the Company or a sale or disposition of a majority of the issued and outstanding common stock of the Company in a single transaction or in a series of transactions to a single person or entity or group of affiliated persons or entities prior to such transaction; or

(B)	A merger or consolidation of the Company with or into any other entity, if immediately after giving effect to such transaction more than fifty percent (50%) of the issued and outstanding common stock of the surviving entity of such transaction is held by a single person or entity or group of affiliated persons or entities who were not directors or stockholders of the Company prior to such transaction.

For purposes of this sub-paragraph (ii), the definition of “person” shall be as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934.

(iii)	“Compensation” shall mean the Base Salary provided for in Paragraph 5(a) hereof.

(iv)	“Coincident with” shall mean any time within nine months prior to the occurrence of a Change in Control of the Company.

(v)	“Date of Termination” shall mean (A) if the Executive’s employment is terminated by reason of his death, his date of death; (B) if the Executive’s employment is terminated for Disability, ninety (90) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties as provided under sub-paragraph (vi) of this paragraph (a)); or (C) if the Executive’s employment is terminated by action of either party for any other reason, the date specified in the Notice of Termination.

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(vi)	“Disability” shall mean the Executive’s inability to satisfactorily perform his regular duties on behalf of the Company for ninety (90) consecutive days, or such lesser period of time if Executive meets the definition of disability under any disability insurance policy provided through Executive’s employment with the Company, by reason of the Executive’s incapacity due to physical or mental illness, except where within thirty (30) days after Notice of Termination is given following such absence, the Executive shall have returned to performance of such duties. Any determination of Disability hereunder shall be made by the Board in good faith and on the basis of the certificates of a majority of at least three (3) qualified physicians chosen by it for such purpose, one (1) of whom shall be the Executive’s regular attending physician.

(vii)	“Notice of Termination” shall mean a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. Any purported termination of the Executive’s employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party. Any purported termination of the Executive’s employment hereunder which is not effected in accordance with the foregoing shall be ineffective for purposes of this Agreement.

(viii)	“Retirement” shall mean termination of the Executive’s employment pursuant to the Company’s regular retirement policy applicable to the position held by the Executive at the time of such termination.

(b)	Termination by the Company For Cause. In the event the Executive’s employment hereunder is terminated For Cause, the Executive is entitled to payment of his Base Salary through his final day of employment, as designated in the Notice of Termination. The Executive is also entitled to any incentive or bonus payment earned but unpaid prior to the Date of Termination, along with any amounts due the Executive with respect to Paragraph 5(b) as of the Date of Termination.

(c)	Termination by the Executive Prior to a Change in Control. In the event the Executive’s employment hereunder is terminated by action of the Executive prior to, but not coincident with, a Change in Control or by reason of the Executive’s death, disability, or retirement prior to a Change in Control, the following compensation and benefits shall be paid and provided the Executive (or his beneficiary):

(1)	The Executive’s Base Salary provided under Paragraph 5(a) through the last day of the month in which the Date of Termination occurs, at the annual rate in effect at the time Notice of Termination is given (or death occurs), to the extent unpaid prior to such Date of Termination;

(2)	The pro rata portion of any incentive or bonus payment under Paragraph 5(a) which has been earned prior to the Date of Termination, to the extent unpaid prior to such date;

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(3)	Any benefits to which the Executive (or his beneficiary) may be entitled as a result of such termination (or death), under the terms and conditions of the pertinent plans or arrangements in effect at the time of the Notice of Termination under Paragraph 5(c); and

(4)	Any amounts due the Executive with respect to paragraph (b) of Section 5 as of the Date of Termination.

(d)	Termination by Company Not For Cause Coincident With or Following a Change in Control or by Executive Coincident With or Following a Change in Control. In the event that coincident with or following a Change in Control, the Executive’s employment hereunder is terminated or this Agreement is not extended (A) by action of the Executive coincident with or following a Change in Control including the Executive’s death, disability or retirement, or (B) by action of the Company not For Cause coincident with or following a Change in Control, the Company shall pay and provide the Executive, subject to Company regulatory limitations, the compensation and benefits stipulated under sub-paragraph (c) immediately above; provided, however, in addition thereto, an amount equal to ten (10) times the Base Salary paid to Executive in the preceding calendar year, minus required deductions and withholdings, such payments to be made in substantially equal monthly installments over the course of three (3) months, as severance (the “Severance Payments”). The Executive’s entitlement to the Severance Payments is conditioned upon the Executive’s execution of a general release of claims against the Company and the Executive’s ongoing compliance with his obligations under this Agreement, and specifically upon his adherence to his obligations of non-solicitation, return of property, non-disparagement and confidentiality set forth in Paragraph 9 of this Agreement. In the event the Executive breaches these obligations, the Company shall be entitled to discontinue any further Severance Payments, and the Executive shall be liable to repay all of the Severance Payments paid to him by the Company.

(e)	Continuation of Benefits. Following the termination of the Executive’s employment hereunder, the Executive shall have the right to continue in the Company’s group health insurance plan or other Company benefit program as may be required by COBRA or any other federal or state law or regulation.

(f)	Compensation During Disability. In the event of the Executive’s failure to satisfactorily perform his duties hereunder on a full-time basis by reason of his incapacity due to physical or mental illness for any period not otherwise constituting Disability as defined under sub-paragraph (vi) of Paragraph 7(a) hereof, the Executive’s employment hereunder shall not be deemed terminated and he shall continue to receive the compensation and benefits provided under Paragraph 5 in accordance with the terms thereof.

8.	Withholding. Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

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9.	Restrictive Covenants. The Executive acknowledges and agrees that during the term of Executive’s employment because of the nature of the Executive’s responsibilities and the resources provided by the Company: (i) the Executive will acquire valuable and confidential skills, information, trade secrets, and relationships with respect to the Company’s business practices and operations, (ii) the Executive may develop on behalf of the Company a personal acquaintance and/or relationship with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute Executive’s only contact with such persons, and, as a consequence of the foregoing, (iii) Executive will occupy a position of trust and confidence with respect to the Company’s affairs and the Business of the Company (the “Business of the Company” is defined as the business of developing, licensing or marketing the drug and supplement candidates PV-10, PH-10 and other drug and supplement candidates based on halogenated xanthenes, which are pharmaceuticals for the treatments of cancers, dermatology diseases, and other non-cancer/non-dermatology diseases involved throughout the entire world; (iv) the Company’s competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by the Executive for the Company involve aspects of both the Company’s domestic and international business, and (iv) it would be impossible or impractical for the Executive to perform his duties for the Company without access to the Company’s confidential and proprietary information and contact with persons that are valuable to the goodwill of the Company. Therefore, the Executive acknowledges that if he went to work for or otherwise performed services for a third party engaged in the Business of the Company (as defined above), the disclosure by the Executive to a third party of such confidential and proprietary information and/or the exploitation of such relationships would be inevitable.

The Executive agrees to the following restrictive covenants.

(a)	Confidentiality. While employed by the Company and thereafter, the Executive shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees, Board members, attorneys, and advisors), or use such information for his own account, or for the account of any other person or entity, without the prior written consent of Company or except as required by law. This confidentiality covenant has no temporal or geographical restriction. For purposes of this Agreement, “Confidential Information” means all business information (whether or not in written form) which relates to the Company, its investors, employees, contractors or any other third parties including but not limited to those in respect of which the Company has a business relationship or owes a duty of confidentiality, and which is not known to the public generally including but not limited to: observations and data concerning the business or affairs of the Company including, but not limited to the Company’s technology or processes; technical information; unfiled intellectual property; financial status and projections; investor lists; and vendor lists. Nothing in this Confidentiality provision prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, and any United States federal governmental agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need prior authorization to make any such report or disclosures and is not required to notify the Company that he has made such reports or disclosures.

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(b)	Non-Compete. During the term of the Executive’s employment by the Company, and for a period of twelve (12) months following termination of employment in the event that Executive voluntarily terminates his employment with the Company or Executive is terminated For Cause, neither Executive nor any other person or entity with Executive’s assistance, anywhere in the world, shall manage, operate, control, be employed by, solicit sales for, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business that is engaged in the Business of the Company.

(c)	Return of Property. Upon termination of the Executive’s employment hereunder for any reason, Executive shall promptly supply to the Company all property and any other documents or information (including information in electronic form) that has been produced by, received by, or otherwise comes into the possession of the Executive during or prior to his employment that relates to the Company or the Business of the Company, and shall not duplicate or retain any copies thereof. Notwithstanding the foregoing, to the extent Executive is a stockholder of the Company, the Executive may retain documents and other information that was provided generally to the Company’s stockholders and was received by the Executive in his capacity as a stockholder of the Company.

(d)	Non-Solicitation. The Executive shall not, at any time during his employment with the Company and for a period of two (2) years after the termination of his employment, whether on his own behalf or on behalf of or in conjunction with any person, company, business entity, or other organization whatsoever, directly or indirectly (i) solicit or encourage any employee or contractor of the Company to leave the employment or engagement with the Company, or (ii) solicit any investor to end, modify, or reduce its investment with the Company (including but not limited to any investments in the Company’s common stock, preferred stock, warrants or debt securities. The Executive shall not knowingly hire or engage a former employee or contractor before three (3) months have elapsed after the time the employee or contractor has ceased to be employed or engaged by the Company.

(e)	Non-Disparagement. The Executive shall refrain, during the employment term, from publishing any disparaging oral or written statements about the Company or any of the Company’s board members, equity holders, members, stockholders, managers, officers, employees, consultants, agents, or representatives. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from making truthful statements that are required by applicable law, regulation, or legal process, or from reporting possible violations of federal law or regulation, as provided for in section (a), above.

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10.	Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice, or sent via electronic mail, with confirmatory receipt. which shall be deemed delivered upon transmission:

To the Company:	Heather Raines, CPA Chief Financial Officer
Provectus Biopharmaceuticals, Inc.
First Horizon Plaza 800 S. Gay Street, Suite 1610
Knoxville, TN 37939 hraines@pvct.com

To the Executive:	Edward Pershing
First Horizon Plaza 800 S. Gay Street, Suite 1610
Knoxville, TN 37939 epershing@pershingenterprises.com

11.	Section 409A. The intent of the parties is that this Agreement will be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and in the event that any provision of this Agreement, or any payment of compensation or benefits paid pursuant to this Agreement is determined to be inconsistent with the requirements of Section 409A of the Code, the Company shall reform this Agreement and to the extent necessary to comply therewith and to avoid the imposition of any penalties or taxes pursuant to Section 409A of the Code, provided that any such reformation shall to the maximum extent possible retain the originally intended economic and tax benefits to the Executive and the original purpose of this Agreement without violating Section 409A of the Code or creating any unintended or adverse consequences to the Executive. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder at the relevant time, then, solely to the extent required to comply with applicable provisions Section 409A of the Code with respect to any amounts or benefits not exempt under Section 409A of the Code, payments made hereunder on account of the termination of the Executive’s employment shall not commence until the date that is first day of the seventh month following the Executive’s “separation from service” as determined in accordance with Section 409A of the Code. Further, in no event will the Severance Payments exceed the limit established by Section 401(a)(17) of the Code.

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12.	Indemnification. The Company shall indemnify and hold harmless the Executive for all claims made against the Executive by third parties based upon the services provided by the Executive to the Company. This provision shall survive the termination of this Agreement.

13.	Successors: Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. For purposes of this Agreement, “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there be no such designee, to the Executive’s estate.

14.	Modification, Waiver or Discharge. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an authorized officer of the Company. No waiver by either party hereto at anytime of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof had been made by either party which are not expressly set forth in this Agreement.

15.	Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Executive relating to the employment of the Executive by the Company and, subject to Section 14, supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement; provided, however, that this Agreement shall not supersede the right that the Executive may have under any employee pension benefit plan or employee welfare benefit plan as defined under the Employee Retirement Income Security Act of 1974, as amended, and maintained by the Company, or under any established personnel practice or policy applicable to the Executive.

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16.	Governing Law and Exclusive Forum. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee to the extent federal law does not apply. Each party waives, to the fullest extent permitted by law, (a) any objection which he or it may now or may later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any court of the State of Tennessee or federal court sitting in Knox County; (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum; and (c) submits to the exclusive jurisdiction of any court of the State of Tennessee or federal court sitting in Knox County.

17.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

18.	Miscellaneous.

(a)	No Adequate Remedy At Law; Costs to Prevailing Party. The Company and the Executive recognize that each party may have no adequate remedy at law for breach by the other of any of the agreements contained herein, and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to injunctive relief or other appropriate remedy to enforce performance of such agreements. In the event of a breach of this Agreement, then the prevailing party in any litigation instituted to enforce such breach shall have the right to recover from the losing party its costs related thereto, including legal fees, court costs, and any other reasonable expenses incurred.

(b)	Non-Assignability. No right, benefit, or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or setoff in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. Any of the foregoing to the contrary notwithstanding, this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after his death, and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, applicable to his estate.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company (by action of its duly authorized officers) and the Executive have executed this Agreement as of the date first above written.

PROVECTUS BIOPHAMACEUTICALS, INC.

	By:	/s/ Heather Raines
Heather Raines, CPA
Chief Financial Officer

Attest:

THE EXECUTIVE:

/s/ Edward Pershing
Edward Pershing

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